UNITED STATES

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SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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MCG Capital Corporation

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On May 14, 2010, MCG Capital Corporation issued the following news release:
MCG Capital Corporation	PRESS RELEASE
1100 Wilson Boulevard
Suite 3000	Contact: Marshall Murphy
Arlington, VA 22209	(703) 562-7110
(703) 247-7500	MMurphy@MCGCapital.com
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MCGCapital.com
FOR IMMEDIATE RELEASE

Leading Independent Proxy Advisory Firms Unanimously Recommend

MCG Capital Stockholders Vote for MCG Director Nominees

ARLINGTON, VA – May 14, 2010 – MCG Capital Corporation (Nasdaq: MCGC) announced today that all of the world’s leading independent proxy advisory firms, RiskMetrics Group (formerly ISS-Institutional Shareholder Services), Proxy Governance, and Glass Lewis, have unanimously recommended that stockholders support the two MCG director nominees, Steven F. Tunney, Sr. and Kim D. Kelly, by voting FOR them on the WHITE proxy card. In addition, Proxy Governance recommended that stockholders vote FOR all proposals to be voted on at MCG’s annual meeting to be held on May 26, 2010.

“We are extremely pleased that all three of the leading independent proxy advisory firms support the election of both of MCG’s director nominees,” said Richard W. Neu, Chairman of the Board of MCG Capital. “We urge all MCG shareholders to vote FOR our highly-qualified director nominees and proposals on the WHITE proxy card via mail, telephone or Internet today.”

In its May 13, 2010 report, Proxy Governance recommends that stockholders vote FOR all of the proxy proposals:

-	FOR Proposal One: Director Nominees Steven F. Tunney, Sr. and Kim D. Kelly
-	FOR Proposal Two: Ratification of auditor Ernst & Young LLP
-	FOR Proposal Three: Approval to sell shares of common stock below NAV
-	FOR Proposal Four: Issuance of securities to subscribe to, convert to, or purchase shares
-	FOR Proposal Five: Amendment to the 2006 employee restricted stock plan
-	FOR Proposal Six: Amendment to the 2006 non-employee director restricted stock plan

In its report, Proxy Governance states the following*:

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“The company’s [MCG’s] performance over the past 14 months, as more than two years of execution on strategic priorities began to bear fruit, undermines most of the 2010 dissidents’ [Western’s] critique. Based on the market’s strong endorsement of the company’s execution, we believe shareholders will be better served by re-electing the management nominees and granting them additional latitude to execute on the board’s strategic plan.”

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“Because the current board has demonstrated strong stewardship, creating and executing a successful strategic response to the global economic downturn of the past two years and restoring the confidence of equity analysts and the market alike, we believe shareholders will be best served by re-electing the management nominees and granting them additional latitude to execute on that strategic plan.”

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“The question is not whether shareholder value will continue to grow, now that the right structures and financial foundation are in place, but why shareholders should pay to a new portfolio manager such as MVC an additional 2% of assets and 20% of gains simply to ride a resurgence attributable to actions of the existing board and management team.”

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“Shewmaker may be an excellent director candidate for a financial services firm, but he is an officer and director of a competitor, MVC Capital. His nomination – particularly as this is the second consecutive year in which current or former MVC Capital directors have pursued seats on the company’s board – should immediately raise red flags about potential conflicts of interest. While MVC has taken no public role in this contest, Lipson

*	Permission to use quotations from RiskMetrics Group, Proxy Governance and Glass Lewis reports was neither sought nor obtained acknowledged in an interview that Shewmaker – whose 2,600 shares have a current market value of just $16,300 – has offered to contribute up to $100,000 toward the proxy contest’s expenses. The dissident proxy statement does not disclose any arrangements between the dissidents on funding of contest expenses.”

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“Unfortunately, the dissident critique ignores both a multitude of aggressive management actions over the past several years which have substantially improved the company’s financial footing, and the increasingly strong market endorsement of the management team as those actions began to bear fruit. Part of the explanation for the steep drop in share prices in 2008 – even beyond macroeconomic factors like the recession and credit crisis – was the board’s strategic decision, much earlier than most competitors, to eliminate the dividend to preserve capital. It matters less that the decision was unpopular with shareholders at the time than that it was prudent, and demonstrated a willingness to face hard economic facts and undertake necessary strategic actions. So too do the company’s success in liquidating assets above cost, even in weakened credit markets, and the board’s forbearance in not issuing shares below NAV last year, despite receiving shareholder authorization to do so.”

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“If the ratio of trading prices to NAV is the best indication of the market’s faith in management, the dissident’s anointed savior – the portfolio manager of MVC Capital, M. Tokarz – apparently inspires little more enthusiasm than the management team the dissidents wish to replace.”

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“We also recognize that although stockholders approved a similar proposal [authorizing issuance of stock at a discount to net asset value] last year, the board elected not to act on the authority granted to it, demonstrating a commitment to using this authority only when clearly necessary or otherwise advantageous to shareholders.”

-	“The company’s executive compensation appears reasonable given its financial performance relative to peers.”

-	“The company’s overall compensation structure is reasonable and clearly disclosed. We support this [Amendment to 2006 Employee Restricted Stock Plan] proposal as part of that compensation structure.”

-	“We support this [Amendment to 2006 Non-Employee Director Restricted Stock Plan] proposal because it aligns the non-employee directors’ interests with the company’s long-term financial performance.”

In its May 13, 2010 report, RiskMetrics recommends that stockholders vote FOR the following proxy proposals:

-	FOR Proposal One: Director Nominees Steven F. Tunney, Sr. and Kim D. Kelly
-	FOR Proposal Two: Ratification of auditor Ernst & Young LLP
-	FOR Proposal Five: Amendment to the 2006 employee restricted stock plan
-	FOR Proposal Six: Amendment to the 2006 non-employee director restricted stock plan

In its report, RiskMetrics states the following:

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“The turnaround plan approved by the board in Aug.’08 appears to have put the company [MCG] back on track, at least as reflected by share price out-performance since then, and by positive analyst comments. ISS [Risk Metrics] notes that MCG adopted its initiatives prior to calls for change from Springbok Capital Management in Nov. 08 and Western Investments more recently. As such, we feel the plan implemented by the management was not “reactive” to external pressure.”

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“Furthermore, MCG has taken steps to add shareholder representation to the board and has made some senior management changes. Pursuant to a settlement agreement with Springbok Group (9.9% stake at that time and 5.9% as per latest proxy) which wanted to nominate three directors at the 2009 annual meeting, MCG appointed Mr. Saitowitz (Principal of Springbok Capital) to its board effective April 30, 2009 and nominated him for re-election as a Class II director with a term expiring at the 2012 annual meeting of stockholders. In addition, under the settlement agreement, MCG agreed to reduce its board of directors to eight directors from nine.”

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“In conclusion, MCG appears to have taken the right steps to improve performance, as reflected in its recent share price performance and NAV growth, narrowing of the Price/NAV gap, and analyst comments. Moreover, the addition of a large shareholder representative last year should provide the necessary shareholder perspective on the board. As such, we recommend shareholders vote FOR all the incumbent nominees.”

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“A vote FOR the proposal [5- Amendment to the 2006 Employee Restricted Stock Plan] is warranted because the estimated shareholder value transfer of the company’s plans of six percent is less than the allowable cap for this company of 16 percent [and] the three-year average burn rate is reasonable.”

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“A vote FOR the proposal [6- Amendment to the 2006 Non-Employee Restricted Stock Plan] is warranted because the estimated shareholder value transfer of the company’s plans of three percent is less than the allowable cap for this company of 16 percent [and] the three-year average burn rate is reasonable.”

In its May 12, 2010 report, Glass Lewis recommended that stockholders vote FOR the following proxy proposals:

-	FOR Proposal One: Director Nominees Steven F. Tunney, Sr. and Kim D. Kelly
-	FOR Proposal Two: Ratification of auditor Ernst & Young LLP
-	FOR Proposal Six: Amendment to the 2006 non-employee director restricted stock plan

In its report, Glass Lewis stated the following:

-	“We do not believe the Dissident [Western] has provided shareholders with adequate reason to support its nominees.”

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“The Dissident offers few details regarding what steps it would take to improve the Company’s [MCG’s] performance, and why those steps represent superior actions relative to management’s stated plans.”

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“Given the relative performance of the two firms [MCG and MVC Capital] since rebounding from market-wide lows, we are unconvinced that the Dissident’s nominees, one of which is employed by MVC, have put forth a particularly compelling plan to improve the Company’s performance.”

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“In addition, we note that the Company has taken a number of material actions since the Springbok Group contest, including appointing a representative of the Company’s second largest shareholder to the board (Mr. Saitowitz), reducing the board size from 10 to 8, terminating the employment of the Company’s former chief investment officer, Mr. Merrick, exiting a large number of investments at a slight premium to market value and using certain of those proceeds to deleverage MCG.”

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“Given the unquestionable improvement in the Company’s market performance following [the recent actions] by management and the board, we believe it is more appropriate for shareholders to afford the reconstituted board additional time to implement strategic changes that may lead to further increases in shareholder value and a reduction in the Company’s discount to NAV.”

MCG is disappointed that Glass Lewis and RiskMetrics have not recommended in favor of Proposal Three (approval to sell shares of common stock below NAV) or Proposal Four (issuance of securities to subscribe to, convert to, or purchase shares), due to stated concerns regarding the lack of a specific limit on NAV dilution. MCG respectfully disagrees with these recommendations.

With respect to Proposal Three, MCG reiterates Mr. Tunney’s statements from our recent earnings call that MCG does not intend to use this authority soon, or at our current discount to net asset value; that we intend to use this authority solely in connection with attractive investment opportunities that would be accretive on a distributable net operating income basis and would be beneficial to all of our stockholders; and that it is not only common for business development companies to seek, and to be granted this authority, but we have limited our request to 15 percent of our outstanding shares — the lowest end of what is often requested — because of our commitment to avoid meaningful dilution of net asset value.

With respect to Proposal Four, MCG points out that economic conditions have reduced the availability of debt and equity capital for the entire market, which potentially creates attractive investment opportunities for MCG. The ability to issue convertible debt is essential as an alternative means of accessing capital in the event that the traditional debt and equity markets are unavailable. This proposal is designed to give us flexibility to raise capital in the current environment. Conditions to issuance if this proposal is approved include:

-	Securities must expire within 10 years of issuance;

-	The conversion price must not be less than the current market value of the common stock at the date of issuance; and

-	Individual issuances must be approved by a required majority of the directors of MCG.

MCG, along with other BDCs, has been granted this authority in prior years. MCG does not anticipate using this authority during the next year, but seeks approval so as to have similar balance sheet flexibility as its peers.

VOTE “FOR” YOUR BOARD’S NOMINEES AND PROPOSALS

ON THE WHITE PROXY CARD TODAY

We urge you to support your Board and management by voting FOR the two experienced nominees proposed by the Board and FOR the proposals set forth in MCG’s proxy statement on the WHITE proxy card, and not to return any proxy card sent to you by Western Investment.

You can revoke any vote cast for Western by using the WHITE proxy card to vote by telephone or Internet, or by signing, dating and mailing the WHITE proxy card in the postage paid envelope provided. Remember, only your last dated proxy will count.

If you have any questions, please contact MacKenzie Partners, Inc., who is assisting us in connection with this year’s Annual Meeting, at 800-322-2885 or at 212-929-5500 (Call Collect).

Important Information

MCG, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from MCG’s stockholders in connection with MCG’s 2010 Annual Meeting. Important information concerning the identity and interests of these persons is available in the proxy statement and the Schedule 14A that MCG filed with the SEC on April 21, 2010.

MCG has filed a definitive proxy statement in connection with its 2010 Annual Meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning MCG are available free of charge at www.sec.gov and http://investor.mcgcapital.com. Stockholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Statements in this letter regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements regarding the Company’s intentions to issue shares at below net asset value, may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this letter as of this date and assumes no obligations to update the information included in this letter or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About MCG

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle-market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital. For more information, please visit www.mcgcapital.com.

Contact:	Marshall Murphy
(703) 562-7110

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